EXHIBIT 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water receives approval on its request to reduce customer rates and implement revenue adjustment mechanism

Company to return benefit of anticipated IRS tax law clarification to customers

Clinton, Connecticut, September 3, 2013 – The Connecticut Water Company, a regulated public utility subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS), today announced that the Public Utilities Regulatory Authority (PURA) has approved the Company’s request that will result in lower customer rates starting April 1, 2014.
The Company’s proposal to change rates was supported by a Settlement Agreement (Agreement) between Connecticut Water, the Office of Consumer Counsel, and the Attorney General. The plan calls for the Company to return to customers the benefits of a recent tax law clarification by the Internal Revenue Service which is estimated to result in a federal tax refund for the Company of approximately $10 million for tax years 2010 through 2012.
In addition to the rate reduction, Connecticut Water offered through the Agreement not to seek a general rate increase until 2015 at the earliest and to delay its planned 2014 Water Infrastructure and Conservation Adjustment (WICA) filing by at least six months. The Agreement provides greater financial stability for the Company and allows for continued investment in the infrastructure and the vital water resources that serve customers and communities.
Eric W. Thornburg, President and CEO of Connecticut Water, noted the Agreement demonstrates the commitment of the Company and its employees to the families, businesses and communities that we serve. He stated, “We saw a unique opportunity to reduce rates and delay our next rate case filing, while continuing to invest

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in our infrastructure. Our team vigorously pursued it, and I am proud of what we have achieved for our customers and the Company.”

Mr. Thornburg also commented on the thorough and speedy decision rendered by PURA. He noted, “I am grateful to PURA for its efforts to honor our request for a decision by the end of August. This will allow the Company to file its federal tax return by the September 16, 2013 deadline and be eligible for the federal tax refund this year so that we can quickly return the benefits to our customers.”

Tax Law Clarification
A recent clarification in the Federal IRS Code allows utilities to take an immediate deduction of qualified capital spending that otherwise would have been deducted in small increments over many years. The Repair Tax Deduction Credit (RTDC) has provided Connecticut Water, which has made significant capital expenditures in recent years for its infrastructure replacement program, the opportunity to file for a refund of federal tax payments going back to the year 2010.

Delaying Rate Case and WICA Filings
As part of the Agreement, there will be no rate increase from a general rate case before October 2015. The Company’s last general rate increase took effect in July 2010, so with the inclusion of the stay out provision, the Company will not have implemented a general rate increase for customers for more than five years.
In addition, the WICA surcharge in effect on October 2013 will be folded into the Company’s base rates at the end of 2013, which will allow Connecticut Water to continue to use the WICA program to replace aging, undersized infrastructure to enhance water system reliability, public fire protection, and conservation of water, power and treatment chemicals.
The WICA application that was planned for January 2014, will be delayed until July 2014, and will not appear on customers’ bills until October 2014. The Company will, however, continue to invest in WICA eligible pipe replacement at current levels during that time.

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Revenue Adjustment Mechanism
In conjunction with the planned rate reduction in April 2014, the Company will establish a Revenue Adjustment Mechanism (RAM) as authorized by a recently enacted Connecticut law. The RAM removes the financial disincentive for water utilities to develop and implement effective water conservation programs and allows water utilities to collect the full amount of revenues PURA approved at the time of the Company’s last rate general rate proceeding. Implementing the RAM provides greater financial stability for the Company, allowing it to continue to make investments and provide quality service to customers and communities during the ‘stay out’ period established by the Settlement Agreement.

Net effect of the Agreement
Mr. Thornburg noted that there is information required to implement the RTDC, WICA, and RAM that will not be final until after the close of this calendar year. He states, “It will be early 2014 before we can finalize the exact rate reduction that will go into effect in April 2014. However, we are confident that as a result of the changes authorized by PURA’s approval of the Agreement our customers will see a net rate reduction on their bills compared to what they are paying today. And while they are paying less, we will continue to invest in the replacement of aging or undersized infrastructure at current levels to enhance service and reliability.”

About Connecticut Water
Connecticut Water (or The Connecticut Water Company) is a regulated public water utility subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS). Connecticut Water serves about 90,000 customers, or 300,000 people, in the state of Connecticut. Other CTWS subsidiaries include The Maine Water Company and the Biddeford & Saco Water Company, both of which are located in Maine.
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News media contact:
Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions on our financial results, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.